NEEDHAM Aggressive Growth Fund
Rule 10F-3

Issuer: EMS Technologies, Inc.

Type of Security: Common

IPO or Secondary: Secondary

SEC Registered: Yes

Total Offering: 3,300,000

Date of Purchase: 2/10/06

Number of Shares Purchased: 5,000

Date of Public Offer: 2/10/06

Fund Price Paid: $16.70

Public Offering Price: $16.70

Firm Commitment Underwriting? Yes

Underwriting gross spread as % of proceeds: 1.59%

Consistent with average industry % of gross spread? Yes

Company operational for 3 years? Yes

Less than 3% of fund assets used for purchase? Yes

Fund's purchase represents less than 25% of the offering? Yes

Name of underwriter(s) purchased from: Raymond James

Needham & Company, LLC Mgr or Co-Mgr? Yes